Exhibit 99-1
En Pointe Technologies, Inc. Reports Financial Results for the First Quarter of Fiscal 2007 – Gross Profit Increases 31%. Net Income at $0.04 per share Improves from the $0.14 per share Loss in Q1 of 2006.

Los Angeles, CA – February 12, 2007- En Pointe Technologies, Inc. (NASDAQ:ENPT), a leading national provider of business-to-business information technology products, services and solutions, today announced consolidated results for its first fiscal quarter ended December 31, 2006. Gross profit in the first quarter of fiscal year 2007 increased $2.4 million to $9.9 million from the $7.5 million reported in the first quarter of fiscal year 2006. Net income for the first quarter of fiscal year 2007 increased to $0.3 million, or $0.04 per basic and diluted share, as compared with the net loss of $1.0 million, or $0.14 per basic and diluted share, reported for the first quarter of fiscal year 2006.

“For a December quarter, our gross profits of $9.9 million were greater than any December quarter of the past three years both in dollar amount and in gross margin percentage where we obtained 13.1%” said Bob Din, CEO of En Pointe Technologies, Inc. Mr. Din added, “Both increased product and increased service gross profits were jointly responsible for the improvement. Premier BPO, Inc., an affiliate that sells offshore business process outsourcing, had its first profitable quarter and contributed $0.5 million to our gross profits for the December 2006 quarter. This is a trend that we believe will continue and is very exciting. It is a part of our continual commitment to invest and position our Company in growth areas that with our low cost business model, we believe, can position us for long-term success that will benefit all of our customers and shareholders.”

While overall product revenues declined $4.3 million, or 6.4%, to $63.0 million during the first quarter of fiscal year 2007 as compared with that of the first quarter of fiscal year 2006, service revenues climbed $1.3 million or 10.7%, to $12.7 million. Most of the service growth in revenues came from Premier BPO, Inc., whose revenues increased $0.7 million to $1.2 million an increase of 161%.

In the first quarter of fiscal year 2007, En Pointe’s operating expenses increased $1.0 million, or 11.8%, over the first quarter of fiscal year 2006. Wages and their related benefits contributed, in part, to that increase while the legal settlement and legal fees were exceptional major expenses on the general and administrative side.

About En Pointe Technologies, Inc.

En Pointe Technologies, Inc. provides the information technology marketplace, including mid-market and enterprise accounts, government agencies, and educational institutions nationwide, with computer hardware, software, information security, and managed and professional services. En Pointe has the flexibility to customize information technology services to fulfill the unique needs of each of its customers.

En Pointe employs SAP, ClarifyTM, and AccessPointeTM (an e-procurement application), proven and dependable software applications, to support its broad customer base. Founded in 1993 and headquartered in Los Angeles, En Pointe maintains an ISO 9001:2000 certified configuration center in Rancho Cucamonga, California and is well represented in leading national markets throughout the United States. En Pointe has the experience and the technology to help organizations simplify the management of their information technology infrastructure.

Visit www.enpointe.com to learn more.

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, from time to time, En Pointe Technologies, or its representatives, have made or may make forward-looking statements, orally or in writing. The words “estimate,” “project,” “potential,” “intended,” “expect,” “anticipate,” “believe” and similar expressions or words are intended to identify forward-looking statements. Such forward-looking statements may be included in, but are not limited to, various filings made by En Pointe with the Securities and Exchange Commission, press releases or oral statements made with the approval of an authorized executive officer of the Company. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions. Reference is hereby made to En Pointe’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006 for information regarding those factors and conditions. Among the important factors that could cause actual results to differ materially from management’s projections, estimates and expectations include, but are not limited to: changing economic influences in the industry; dependence on key personnel; actions of manufacturers and suppliers; and availability of adequate financing. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as of the date of this press release. En Pointe undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

All trademarks and service marks are the property of their respective owners.

To contact En Pointe regarding any investor matters, please contact:

Javed Latif
Chief Financial Officer and
Sr. Vice President, Operations
En Pointe Technologies, Inc.
Phone: (310) 725-5212
Fax: (310) 725-9786
ir@enpointe.com

To contact En Pointe regarding any sales or customer matters, please e-mail us at:
sales@enpointe.com or contact us by phone at (310) 725-5200.

En Pointe Technologies, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	(Unaudited)
	December 31,	September 30,
	2006	2006
ASSETS:

Current assets:
Cash	$11,032	$10,240
Restricted cash	74	74
Short term cash investment	551	—
Accounts receivable, net	50,603	46,417
Inventories, net	5,309	4,201
Prepaid expenses and other current assets	840	1,067

Total current assets	68,409	61,999
Property and equipment, net of accumulated
depreciation and amortization	3,977	2,765
Other assets	2,524	1,474
Total assets	$74,910	$66,238

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable, trade	$27,459	$19,105
Borrowings under line of credit	13,164	15,673
Accrued liabilities	5,157	5,796
Other current liabilities	7,245	4,928

Total current liabilities	53,025	45,502
Long term liability	424	238

Total liabilities	53,449	45,740

Minority interest	1,914	1,487
Total stockholders’ equity	19,547	19,011

Total liabilities and stockholders’ equity	$74,910	$66,238

En Pointe Technologies, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

(in thousands, except per share data)

	Three months ended
	December 31,
	2006	2005

Net sales:
Product	$62,962	$67,257
Service	12,658	11,431

Total net sales	75,620	78,688

Cost of sales:
Product	57,697	63,202
Service	8,050	7,966

Total cost of sales	65,747	71,168

Gross profit:
Product	5,265	4,055
Service	4,608	3,465

Total gross profit	9,873	7,520

Selling and marketing expenses	6,551	6,074
General and administrative expenses	3,058	2,518

Operating income (loss)	264	(1,072)
Interest income, net	(39)	(6)
Other (income), net	(16)	(16)

Income (loss) before income taxes and minority interest	319	(1,050)
Provision for income taxes	22	—

Income (loss) before minority interest	297	(1,050)
Minority interest in affiliate loss	(25)	53

Net income (loss)	$272	$(997)

Net income (loss ) per share:
Basic	$0.04	$(0.14)

Diluted	$0.04	$(0.14)

Weighted average shares outstanding:
Basic	7,124	6,976

Diluted	7,372	7,153